Exhibit 99.1

THORNBURG MORTGAGE REPORTS EPS OF $2.58 FOR 2006

COMPANY’S DISCIPLINED AND EFFICIENT CORE STRATEGIES CREATE SOLID RETURNS DESPITE CHALLENGING YEAR

>	Annual mortgage originations of $5.6 billion; up 13% year-over-year

>	Total assets of $52.7 billion; a 24% increase over prior year

>	Strong credit underscored by 0.11% 60-day plus delinquent loans

>	New wholesale lending channel now supports more than 200 brokerage firms, 2,000 loan officer relationships

Santa Fe, NM, January 23, 2007 — Thornburg Mortgage, Inc. (NYSE: TMA) reported net income before preferred stock dividends for the year ended December 31, 2006, of $297.7 million, or $2.58 per common share, as compared to $282.8 million, or $2.79 per common share for the prior year. For the fourth quarter, net income before preferred stock dividends was $80.3 million, or $0.68 per common share, as compared to $72.8 million, or $0.68 per common share, for the quarter ended December 31, 2005.

Garrett Thornburg, chairman and chief executive officer of Thornburg Mortgage, remarked, “While 2006 was a challenging year for the mortgage industry as a whole, Thornburg Mortgage once again proved the strength of our exceptional business model. Our strategy has always been to maintain a focus on only originating and/or acquiring excellent credit quality adjustable-rate mortgage (ARM) assets, hedging our borrowings to offset interest rate fluctuations, and utilizing an array of asset acquisition, financing and capital strategies. As a result, our 2006 performance was solid and we sustained the dividend. Looking ahead, the likelihood that we can maintain the current dividend has improved as our fourth quarter results increased our undistributed taxable income. Presently, based on common shares outstanding, we have an estimated $0.22 per share of undistributed taxable income, some of which could be used to support the current quarterly dividend of $0.68 per share.”

Larry Goldstone, the company’s president and chief operating officer, remarked, “Our proven and efficient operating model, disciplined interest rate risk management practices and strong capital position provided the foundation for another successful year at Thornburg Mortgage. By successfully executing a number of financing and alternative capital raising transactions, we strengthened our balance sheet and sustained our earnings in an environment where our core spread-lending business was impacted by competitive market and interest rate pressures. The completion of collateralized debt obligation (CDO) financings, the issuance of common and preferred stock, and junior subordinated debt, as well as the deployment of some of our excess liquidity, contributed to balance sheet growth and earnings performance during the year.”

Mr. Goldstone explained, “We were very active in the CDO market in 2006 having completed seven CDO transactions through which we permanently financed $11.3 billion of ARM loans, including a $1.3 billion transaction in the fourth quarter. Because less equity capital is required for these transactions, we can more effectively leverage our existing capital base, creating balance sheet and earnings growth. Collectively, these transactions freed up an estimated $793.3 million of capital, which allowed us to acquire approximately $8.8 billion in additional ARM assets during the year. At December 31, 2006, our CDO financings had reached $18.7 billion, or 38% of our balance sheet financing, which we expect will continue to contribute to our profitability in future quarters.”

Mr. Goldstone added, “A relatively strong stock price during the first half of 2006 enabled us to opportunely raise new common equity in the net amount of $241.8 million through our diverse capital-raising programs at an average net price of $26.87 per share. Additionally, we received net proceeds of $113.4 million from preferred stock issuances at an average net price of $24.11 per share, including the issuance of our new Series D Adjusting Rate Cumulative Redeemable Preferred Stock in the fourth quarter, which has an attractive fixed dividend at 7.875% for the first five years. This security, with its appealing dividend yield, as well as our 8% Series C Cumulative Redeemable Preferred Stock, are lower cost alternatives to raising common equity. Earlier in the year, we also successfully raised unsecured debt by issuing $50.0 million of 7.68%, 30-year junior subordinated notes. In 2007, we anticipate continuing to use these lower-cost, long-term capital sources as an alternative to common equity to support future earnings and balance sheet growth.”

Mr. Goldstone continued, “In 2006, we also benefited from reduced premium amortization as the higher interest rate environment led to slower actual and projected prepayments. Premium amortization in 2006 was $55.8 million, down 40% from $93.5 million in 2005. Going forward, based on the current level of mortgage interest rates and the current composition of our ARM portfolio, our portfolio margin and earnings should continue to benefit from reduced premium amortization in 2007. As a result, our outlook for 2007 remains positive even though we do not anticipate that the operating environment will change materially in the near term.”

Mr. Goldstone concluded, “Adding to our positive outlook is the anticipated earnings benefit we should realize as the interest rates on approximately $7.2 billion of our hybrid ARMs will reset over the next 24 months from an average interest rate of 4.63% to a current market rate. This repricing, when combined with our expectation that prepayment speeds will remain relatively stable, gives us confidence that our earnings expectation in 2007 will likely be at the high end of the range of the current analysts’ estimates as polled by First Call, which are between $2.00 and $2.40 per share, and will likely exceed the current average estimate for 2008 of $2.37 per share.”

Origination Activity

Commenting on the mortgage origination program, Joseph Badal, senior executive vice president and chief lending officer, said, “Loan originations totaled $5.6 billion in 2006, not only exceeding our 2005 production by 13%, but also our annual target by 2%. Our results sharply contrast with the Mortgage Bankers (MBA) projection that the industry’s overall origination activity would drop by 17% in 2006. Our loan originations in the fourth quarter totaled $1.3 billion and origination volumes remain stable with $680.3 million of loans in the fallout-adjusted pipeline at December 31, 2006, most of which we expect will close in the first quarter of 2007.”

Mr. Badal added, “While the MBA is projecting a 5% decline in total mortgage originations in 2007, we anticipate that our unique approach to loan originations – with our focus on providing jumbo and super-jumbo ARM loans to affluent borrowers with superior credit directly and through our lending partners – will allow us to continue to gain market share. In 2007, we anticipate that our innovative lending activities will not only allow us to expand and enhance our lending partner network, but also build and retain long-term relationships with our current client base. Our goal is to originate $6.8 billion in mortgage loans in 2007, a 21% increase over 2006.”

Mr. Badal explained, “This year alone, our correspondent relationships grew by 33% and we now have 282 correspondent partners approved to originate loans that meet our pricing and underwriting specifications. And because we are known for our specialized focus on jumbo and super-jumbo ARM loans, our average correspondent loan size was over four times the national average in 2006 or $817,812, up 22% from 2005. Based on the latest mortgage origination statistics, we are the nation’s 18th largest correspondent lender.”

Mr. Badal continued, “Our recently launched wholesale channel has also seen a great deal of momentum owing to our unique lending platform that combines innovative products with exceptional service. We now have twelve account executives in six targeted geographic regions supporting 234 brokerage firms with 2,083 loan officer relationships. We continue to believe this channel will provide an attractive source of higher yielding loans. In 2007, we anticipate that 25% of our loan origination activity will be generated by this channel.”

Mr. Badal concluded, “We have also seen positive results with our retention and referral programs. Not only has our client base grown 30% over the last year – we now service $12.0 billion of loans for 20,637 customers nationwide – but our Thornburg Mortgage Exchange ProgramSM and Refuse to LoseSM campaign have had a positive impact on our direct retail production and retention of current customers. These proactive campaigns target our clients who are likely to enter into another mortgage transaction and offer them common-sense underwriting and innovative and flexible home loan products and solutions, thereby allowing us to capture a higher return on equity on their continuing business. In fact, in 2006, we modified $573.8 million of loans and preserved our lending relationships with 1,141 of our current customers.”

The credit quality of the company’s originated and bulk purchased loans has remained exceptional. At December 31, 2006, the company’s 60-day plus delinquent loans and real-estate owned properties were 0.11% of its $23.2 billion portfolio of securitized and unsecuritized loans, up from 0.06% at September 30, 2006, but still significantly below the industry’s conventional prime ARM loan delinquency ratio of 1.01%. At December 31, 2006, the allowance for loan losses totaled $13.9 million, which management believes is an appropriate allowance level given the exemplary characteristics of the company’s loan portfolio. The company did not realize a loan loss during the fourth quarter.

Fourth Quarter Results

In the fourth quarter, net income earned before preferred stock dividends was $80.3 million, up 10% from $72.8 million a year ago. Net interest income was $90.7 million compared to $88.3 million, or 3% greater than a year ago. Return on equity for the fourth quarter was 14.1% compared to 14.0% for the year ago period. For the quarter, operating expenses as a percentage of average assets, which are among the lowest in the industry, decreased to 0.20% at December 31, 2006, from 0.23% at December 31, 2005, which helped support earnings. Book value was $18.92 per share, down 5% from $20.00 a year ago, principally as a result of the change in Other Comprehensive Income on a year-over-year basis.

The portfolio yield during the fourth quarter increased to 5.45% from 5.29% in the prior quarter. The increase in the portfolio yield was offset by an increase in the company’s average cost of funds, which increased to 4.88% in the fourth quarter from 4.76% in the prior quarter. This resulted in an average portfolio margin of 0.70% for the quarter, which was up slightly from 0.69% from the prior quarter. Premium amortization for the quarter was $4.8 million versus $8.0 million in the prior quarter and $25.8 million a year ago, as prepayment speeds were slower than we had expected. For the quarter ended December 31, 2006, the quarterly Constant Prepayment Rate (CPR) averaged 14.0%, down slightly from 14.6% CPR in the previous quarter and down from 22.1% a year ago.

Clarence Simmons, Thornburg Mortgage’s senior executive vice president and chief financial officer, commented, “Our earnings benefited from two additional items in the fourth quarter. A drop in longer term rates early in the quarter allowed us to sell $1.6 billion of longer duration adjustable-rate mortgage-backed securities for a gain of $8.7 million. Additionally, strong loan origination activity and bulk loan purchases brought about a $4.1 million market value gain on our pipeline of mortgage loan commitments and offsetting pipeline hedging transactions due to the effective management of our mortgage loan pipeline.”

Mr. Simmons continued, “In the fourth quarter and thus far in 2007, we continue to execute interest rate risk management practices and financing and alternative capital raising transactions in order to position the balance sheet for a possible resumption of short-term rate increases by the Federal Reserve or a rise in long-term interest rates should the yield curve steepen. Accordingly, the addition of $4.3 billion of net new swap agreements, a $2.6 billion reduction of forward starting swap agreements, and the sale of $1.6 billion of ARM assets adjusted our portfolio duration during the quarter from negative one month to zero months.”

Mr. Simmons concluded, “Although the balance sheet decreased slightly during the quarter to $52.7 billion as a result of the sale of assets, year-over-year, total assets increased 24% due to our successful execution of financing and alternative capital-raising transactions. At year end, the unamortized cost basis at which we held our ARM assets was 100.7%, up slightly from 100.6% from the prior quarter, but still favorably positioning our asset portfolio should refinance activity pick up.”

The company remains committed to preserving strong asset quality. At December 31, 2006, ARM assets rated “AAA” or “AA” comprised 96.1% of the ARM portfolio. AAA- and AA-rated purchased ARM securities represented 41.2% of ARM assets. Another 42.1% represented “A quality” loans that the company has securitized into AAA- or AA-rated securities. Purchased securitized loans, which represent securities where the company has purchased 100% of the securitized mortgage loans from other sellers, comprised 12.9% of ARM assets. The company has retained the credit risk associated with the ownership of these purchased securitized loans and has an allowance for loan losses in the form of a non-accretable discount of $15.1 million, or 0.22% of the balance of these securities.

The company will host a dial-in conference call on Wednesday, January 24, 2007 at 10:30 a.m. EDT, to discuss fourth quarter and year-end results. The teleconference dial-in number is (888) 428-4474. A replay of the call will be available beginning at 2:00 p.m. EDT on January 24, 2007 and ending at 11:59 p.m. EDT on January 31, 2007. The replay dial-in number is (800) 475-6701 in the U.S. and (320) 365-3844 internationally. The access code for both replay numbers is 857665. The conference call will also be web cast live through a link at the company’s web site at www.thornburgmortgage.com.

Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on the jumbo segment of the adjustable-rate mortgage market. Backed by a balance sheet of $52.7 billion in high-quality mortgage assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders by acquiring high-quality mortgage-backed securities, and growing its share of the mortgage loan origination business. Capitalizing on its innovative portfolio lending model, REIT tax structure and leading-edge technology, Thornburg Mortgage is a highly efficient provider of specialized mortgage loan products for borrowers nationwide with excellent credit. We invite you to visit the company’s Web site at www.thornburgmortgage.com.

Thornburg Investment Management, a separate investment management company founded in 1982, advises a series of seven laddered-maturity bond mutual funds, five equity mutual funds, and separately managed equity and fixed income portfolios for institutional and high-net-worth clients and sub-advisory services.

Both companies share three core attributes: high-quality operations, innovative strategies for achieving their goals, as well as a disciplined approach to managing and controlling risk.

# # #

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results. Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors discussed in the company’s SEC reports, including its most recent annual report on Form 10-K. The company does not undertake to update, revise or correct any of the forward-looking information.

Contact:	Leanne L. Gallagher @ (505) 989-1900
ir@thornburgmortgage.com

THORNBURG MORTGAGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	Unaudited
ASSETS	December 31, 2006	December 31, 2005
ARM Assets:
Purchased ARM Assets:
ARM securities, net	$21,504,372	$20,295,504
Purchased Securitized Loans, net	6,806,944	6,839,004

Purchased ARM Assets	28,311,316	27,134,508

ARM Loans:
Securitized ARM Loans, net	2,765,749	3,310,717
ARM Loans Collateralizing CDOs, net	19,072,563	10,396,961
ARM loans held for securitization, net	1,383,327	641,843

ARM Loans	23,221,639	14,349,521

ARM Assets	51,532,955	41,484,029
Cash and cash equivalents	55,159	147,228
Restricted cash and cash equivalents	206,875	26,982
Hedging Instruments	370,512	450,944
Accrued interest receivable	328,206	230,479
Other assets	211,345	168,079

	$52,705,052	$42,507,741

LIABILITIES

Reverse Repurchase Agreements	$20,706,587	$23,390,079
Asset-backed CP	8,906,300	4,990,000
CDOs	18,704,460	10,254,334
Whole loan financing facilities	947,905	404,827
Senior Notes	305,000	305,000
Subordinated Notes	240,000	190,000
Hedging Instruments	161,615	32,904
Payable for securities purchased	5,502	463,906
Accrued interest payable	171,852	107,541
Dividends payable	80,442	73,132
Accrued expenses and other	98,317	88,932

	50,327,980	40,300,655

COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY

Preferred Stock: par value $0.01 per share;
8% Series C Cumulative Redeemable shares, aggregate preference in liquidation $133,340 and $115,745, respectively; 7,230,000 shares authorized, 5,334,000 and 4,630,000 shares issued and outstanding, respectively	128,768	111,535
Series D Adjusting Rate Cumulative Redeemable shares, aggregate preference in liquidation $100,000; 5,000,000 and 0 shares authorized, respectively; 4,000,000 and 0 shares issued and outstanding, respectively	96,200	—
Common Stock: par value $0.01 per share; 487,748,000 and 492,748,000 shares authorized, respectively; 113,775,000 and 104,775,000 shares issued and outstanding, respectively	1,138	1,048
Additional paid-in-capital	2,477,171	2,235,435
Accumulated other comprehensive loss	(312,048)	(147,517)
Retained earnings (accumulated deficit)	(14,157)	6,585

	2,377,072	2,207,086

	$52,705,052	$42,507,741

THORNBURG MORTGAGE, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	Unaudited		Unaudited
	2006	2005	2006	2005
Interest income from ARM assets and cash equivalents	$704,017	$472,337	$2,474,487	$1,511,334
Interest expense on borrowed funds	(613,329)	(384,023)	(2,127,803)	(1,166,877)

Net interest income	90,688	88,314	346,684	344,457

Servicing income, net	4,045	4,090	15,912	11,791
Mortgage services income, net	336	—	622	—
Gain on sale of ARM Assets, net	8,703	999	8,489	8,567
Gain on Derivatives, net	4,148	3,425	25,691	6,376

Net non-interest income	17,232	8,514	50,714	26,734

Provision for credit losses	(1,390)	(249)	(3,149)	(1,212)
Management fee	(6,456)	(5,649)	(24,698)	(21,021)
Performance fee	(9,849)	(8,733)	(34,731)	(38,862)
Long-term incentive awards	(2,024)	(3,560)	(7,812)	(6,447)
Other operating expenses	(7,919)	(5,819)	(29,311)	(20,805)

NET INCOME	$80,282	$72,818	$297,697	$282,844

Net income	$80,282	$72,818	$297,697	$282,844
Dividends on Preferred Stock	(3,494)	(2,316)	(10,751)	(6,103)

Net income available to common shareholders	$76,788	$70,502	$286,946	$276,741

Earnings per common share:
Net income	$0.68	$0.68	$2.58	$2.79

Average number of shares outstanding	113,616	104,157	111,055	99,187

Dividends declared per common share	$0.68	$0.68	$2.72	$2.72

Noninterest expense as a percent of average assets	0.20%	0.23%	0.20%	0.25%

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